Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated August 20, 2004, with respect to the financial statements of Reef Partners LLC included in the Prospectus Supplement to the Registration Statement (Form S-1 No. 333-93399) of Reef Global Energy Ventures for the registration of up to 375 Units of Preformation Limited Partner Interests and 125 Units of Preformation Additional General Partner Interests.

/s/ Ernst & Young LLP

Dallas, Texas
September 21, 2004